EXHIBIT 10.47
RETIREMENT AND CONSULTING AGREEMENT
THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into December 12, 2025, by and between ZIONS BANCORPORATION, N.A. (the “Company”), and PAUL E. BURDISS (the “Executive”).
WHEREAS, Executive is currently serving as Executive Vice President of the Company and Chief Executive Officer and President of the Company’s Zions Bank division;
WHEREAS, through his long tenure at the Company, Executive has developed unique and valuable institutional knowledge of the Company that is of continuing value to the Company;
WHEREAS, Executive’s last day of employment with the Company and service on the Advisory Board of Directors of Zions Bank will be December 31, 2025 (the “Retirement Date”), and the parties mutually desire to arrange for his retirement from the Company under the terms of this Agreement;
WHEREAS, to provide for continuity, and to assure that Executive’s knowledge and business expertise remain available to the Company, and are not provided to other federally insured depository institutions or bank holding companies of such institutions competing with the Company, the Company desires to engage Executive as a consultant to provide strategic, advisory, and transition-related consulting services for a limited period following retirement on the terms set forth in this Agreement; and
WHEREAS, the Executive wishes to provide consulting services to the Company and its affiliates under the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Retirement Date.
1.1.As of end of day December 31, 2025, Executive shall retire from all his officer and employee positions with the Company and its affiliates and thereafter serve as a consultant to the Company (the “Retirement”).
1.2.Effective as of the Retirement Date, Executive shall resign from the Advisory Board of the Company.
2.Term. This Agreement shall become effective on the Retirement Date and shall terminate on December 31, 2026, unless earlier terminated in accordance with Section 9 of this Agreement.

3.Services.
3.1.Subject to the terms and conditions of this Agreement, commencing on January 1, 2026 and continuing through December 31, 2026 (the “Consulting Term”), Executive shall provide such consulting services to the Company as shall be reasonably requested by the Company’s Board of Directors, the Company’s Chairman and Chief Executive Officer (the “Services”) from time to time; provided that the Company shall provide reasonable advanced notice to Executive of the Services requested in recognition of the fact that Executive may have other commitments and obligations. Under no circumstances shall the Company require Executive to perform any Services if doing so will interfere with Executive’s outside commitments or obligations. Executive shall comply with applicable law and exercise the same degree of care, skill and diligence in the performance of the Services as ordinarily exercised by a member of the same profession under similar circumstances. The consulting services shall be of an advisory nature, and Executive shall have no power or authority to bind the Company.
3.2.It is the parties’ intent that the level of services Executive renders under this Agreement be at such a level so as not to negate or otherwise override the “separation from service” that has occurred between Executive and the Company as of the Retirement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulation, 26 C.F.R. § 1.409A-1(h) (collectively “Section 409A”). Accordingly, notwithstanding any other provision or term of this Agreement, in no event will the level of services Executive performs under this Agreement be more than twenty percent (20%) of the average level of services Executive performed for the Company over the 36-month period immediately preceding the Retirement.
3.3.The parties agree that Executive is an independent contractor and not an employee, agent, joint venturer, or partner of the Company with respect to the provision of the Services. The Company shall not exercise control over the detail, manner or methods of the performance of the Services by the Executive during the Consulting Term or have control over the location at which Executive performs Services.
4.Consideration and Compensation. As full and complete compensation for any and all Services that the Executive renders during the Term and Executive’s other promises and obligations herein, and provided that Executive is at all times in compliance with such other promises and obligations:
4.1.The Company shall pay the Executive a fee of $1,350,330.00, payable in four (4) equal installments of $337,582.50 on each of January 2, 2026, April 1, 2026, July 1, 2026 and October 1, 2026 (“Consulting Fees”), on the conditions (i) that Executive signs this Agreement and does not revoke his acceptance of this Agreement, (ii) that Executive has provided the Company with a completed IRS Form W-9 and (iii) this Agreement has not been terminated as of the date each payment is made; except that notwithstanding the foregoing, payment shall accelerate as set forth in Section 9 if this Agreement is terminated by the Company without Cause or by Executive for Good Reason.
4.2.Subject to Section 9.4, the Company shall provide up to twelve (12) months of medical benefits continuation through Company-paid COBRA (defined below) premiums for as long as Executive remains eligible during that period (“COBRA Premiums”) if Executive timely enrolls in COBRA following the Retirement date. Except as is expressly provided in this Agreement, Executive shall not receive nor be entitled to participate in any Company benefits or benefit plans with respect to the work done during the Consulting Term.

4.3.The Company will provide Executive with a Form 1099 for compensation related to the consulting and advisory Services. Executive shall be responsible for filing all federal income tax returns and for paying all income taxes and self-employment taxes, if applicable.
5.Outstanding Plan-Based Awards. Executive acknowledges and agrees that, except as provided in Sections 7.3 and 7.4 of this Agreement, the treatment of Executive’s outstanding plan-based awards, including cash-based value sharing awards and equity and equity-based awards (the “Awards”) will be controlled by the terms of the Company’s Value Sharing Plans, the Zions Bancorporation 2015 Omnibus Incentive Plan (“2015 Plan”), and the 2022 Omnibus Incentive Plan (“2022 Plan”), as applicable, and the underlying award agreements. The parties acknowledge and agree that Executive’s Retirement hereunder shall constitute a “Retirement” for purposes of the underlying award agreements issued to Executive pursuant to the 2015 Plan and the 2022 Omnibus Incentive Plan and the Value Sharing Plans. Notwithstanding the foregoing or anything to the contrary set forth in the underlying award agreements, Executive will not be required to notify the Company or seek the Company’s prior approval to seek, accept, commence or agree to commence employment with another company in the financial services industry or other competitor of the Company to receive continued distribution of the Awards.
6.Mutual Release.
6.1.Claims Released by Executive. Executive agrees for himself and his successors in interest (including his heirs, personal representatives, successors, and all other persons he can legally represent) to release the Company and the Company’s past, present, and future directors, officers, employees, agents, attorneys, representatives, plan administrators, insurers, benefits plans and related trusts, predecessors, successors, and assigns (collectively referred to as the “Released Parties”) from all demands and claims of every kind (including attorneys’ fees and costs), accrued and unaccrued, known and unknown, occurring up to and including the Effective Date. To the full extent such demands and claims may be waived by agreement, these demands and claims include: all demands and claims arising from or related to (directly or indirectly) my employment or the termination thereof; all demands and claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Vietnam Era Veteran’s Readjustment Act, the Occupational Safety and Health Act, or other federal, state or local laws relating to employment or benefits associated with employment; all demands and claims for discrimination or retaliation; all demands and claims for defamation or slander; all demands and claims for fraud, misrepresentation, fraudulent inducement or negligent inducement; all demands and claims for tortious interference with contract; all demands and claims for invasion of privacy; all demands and claims for breach of express or implied contract or covenant of good faith and fair dealing; all demands and claims for constructive discharge or wrongful discharge; all demands and claims based on any tort; all demands and claims for emotional distress, mental anguish, personal injury or other harm; and any other demands and claims that Executive could have asserted or that could have been asserted on Executive’s behalf by others.
6.2.Claims Not Released by Executive. Notwithstanding the foregoing, Executive is not releasing any demands or claims that may arise out of events occurring after the Effective Date, any demands or claims that may not be released as a matter of law, or any demands or claims Executive may have for indemnification rights. Executive is also not waiving his ability to pursue, receive, and retain an award or bounty from a government-administered whistleblower award program for providing information directly to a government agency. In addition,

Executive is not releasing any demands or claims based on consumer products or services offered or provided to me by the Company. Finally, Executive is not releasing demands or claims for any vested benefits that Executive is already entitled to receive under any retirement plans of the Company, or any right Executive has to workers’ compensation benefits, unemployment compensation benefits, or continuing insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
6.3.Claims Released by the Company. The Company, for itself and its assigns, and all persons and entities claiming by, through, or under it, hereby agrees to release the Executive and his representatives, agents, attorneys, successors and assigns (collectively referred to as the “Executive Released Parties”) from all demands and claims of every kind (including attorneys’ fees and costs), accrued and unaccrued, known and unknown, occurring up to and including the Effective Date arising from or related to (directly or indirectly) the Executive’s employment with the Company or the termination thereof; except that notwithstanding the foregoing, this release does not apply to any claims arising from Executive’s (i) intentional misconduct (ii) gross negligence, or (iii) material failure to comply with applicable laws with respect to the performance of his duties, in each case to the extent such claims are not otherwise prohibited by law.
6.4.Settlement, Accord, Satisfaction and Covenant Not to Sue. Each party acknowledges that this Agreement constitutes a full settlement, accord, and satisfaction of all demands and claims covered by the provisions of Section 6.1 and Section 6.3 of this Agreement. Each party promises not to sue or file any private complaint or claim against the other party or any of the other party’s Released Parties in arbitration or any court of law based on any demand or claim that has been released by this Agreement, whether accrued, unaccrued, known, or unknown at the time Executive and the Company sign this Agreement. Executive agrees further that he will not opt in or will opt out of any mass arbitration, collective action, or class action asserting any claim released by this Agreement, as necessary to exclude himself from any such action. If Executive has already filed any private claim released by this Agreement, Executive agrees to withdraw it prior to the date Executive receives his first Consulting Fee and never to refile it. Executive understands that this Agreement does not affect his right to file a charge with or to participate as a witness in an investigation or proceeding conducted by the Equal Employment Opportunity Commission ("EEOC") or other Government Agency, as explained further in Section 7.4 of this Agreement. However, Executive agrees to waive the right to receive future monetary recovery directly from the Company or any of the other Released Parties for released demands and claims, including payments that result from any complaints or charges filed with any Governmental Agency asserting claims released by this Agreement, but Executive understands that this Agreement does not impact his ability to pursue, receive, and retain an award or bounty from a government-administered whistleblower award program for providing information directly to a government agency.
6.5.Attorneys’ Fees. Except as prohibited by law, each party further agrees that if the other party or its/his respective Released Parties successfully asserts this Agreement as a defense or bar to any demand or claim asserted by such party, such party will be liable for the costs and attorneys’ fees of the other party and its/his respective Released Parties in defending such demand or claim and asserting such defense based on this Agreement.
7.Protection of Confidential Information.
7.1.Except as set forth in Sections 7.3 and 7.4 of this Agreement, Executive agrees to return to the Company all Company property and all Confidential Information, as well as all records and other documents (including notes, reports, copies, summaries, and mediums for electronic storage of information) containing any such information, before the end of his employment with the Company, and Executive agrees to comply with the obligations set forth in

Section 11.11 of the Employee Handbook with respect to Confidential Information in his possession on or prior to the Effective Date. For purposes of this Agreement, “Confidential Information” means (i) “Sensitive Information” as defined in the Company’s Sensitive Information Privacy Policy, (ii) Company information that is marked “confidential” or “proprietary” and (iii) information that is otherwise accompanied by a clear indication that Company considers the information to be confidential or proprietary or is of a type and nature that Executive should reasonably consider it as such; except that notwithstanding the foregoing, Confidential Information shall exclude information not protected by trademark, copyright, patent, or other similar state, federal, or worldwide protection and that, through no fault of Executive, is generally known to the public, is generally employed in the financial services industry at or after the time Executive first learned or learns of such information, or is generic information or knowledge which Executive would have learned in the course of similar employment or work elsewhere in the financial services industry.
7.2.Executive acknowledges that, in performing the Services, he may be provided access to additional Confidential Information. Executive agrees to return to the Company all such Confidential Information, as well as all records and other documents (including notes, reports, copies, summaries, and mediums for electronic storage of information) containing any such information, before the end of the Consulting Term. During the Consulting Term, Executive agrees to comply with the confidentiality obligations set forth in the Employee Handbook and Sensitive Information Privacy Policy with respect to such information.
7.3.Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
7.4.Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any law or privilege to the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Department of Justice, the EEOC, the National Labor Relations Board, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”) regarding possible legal violations, or from making disclosures that are required by the Company Secrecy Act or other law without disclosure to the Company. Likewise, nothing in this Agreement is intended to or will prevent, impede, or interfere with Executive providing truthful testimony and information in the course of, or otherwise participating in, an investigation or proceeding conducted by a Government Agency in connection with the lawful exercise of the Government Agency’s functions. Nothing in this Agreement or otherwise requires Executive to disclose to the Company any communications Executive may have had or information Executive may have provided to any Government Agencies regarding possible legal violations. This Agreement also does not require confidentiality or non-disclosure of factual information underlying any claim of sexual assault or abuse, sexual harassment, and workplace discrimination or retaliation, and nothing in this Agreement restricts the disclosure of such information. Notwithstanding the foregoing, the parties agree that no claim for sexual harassment or sexual abuse exists in this matter.
8.Restrictive Covenants. This Agreement is intended to secure for the Company the Executive’s consulting services and shall operate to preclude the Executive from performing services for others during the Consulting Term that would result in a conflict of interest with the contractual relationship represented by this Agreement.
8.1.During the Consulting Term, Executive shall not, within the United States, commence or agree to commence employment with, or provide services (whether as a director, consultant or otherwise) to another federally insured depository institution that competes with the company in the financial services industry or bank holding company of such institution unless such employment or provision of services is specifically approved by the Chairman and Chief Executive Officer of the Company.
8.2.During the Consulting Term, Executive will not in any manner, directly or indirectly:
8.2.1.Knowingly solicit (or cause, or authorize, to be solicited), divert or otherwise attempt to obtain the business of any person or entity who or which is, or has at any time within one year prior to the date of such action been, a customer, supplier, licensee or business relation of the Company or the Company for any purpose which is competitive with the Company’s business or the business of an affiliate within the meaning of Rule 12b-2 under the Exchange Act (a “Related Entity”);
8.2.2.Knowingly (i) disturb or attempt to disturb or (ii) interfere with or attempt to interfere with any business relationship between any person or entity and the Company;
8.2.3.Seek or attempt to persuade, induce or encourage any director, officer, employee, consultant, advisor or other agent of the Company to discontinue their employment therewith or to become employed or otherwise engaged in a Competing Business; and
8.2.4.Solicit as an employee, independent contractor, consultant, advisor or otherwise, any person at any time within six (6) months following the date of cessation of employment of such person with the Company.
8.3.Executive hereby acknowledges that the business of the Company is highly competitive and that Executive’s service to the Company will be of a special and unique character. Executive also acknowledges that service as a consultant of the Company may require that he have access to the Company’s confidential business information, trade secrets and proprietary information. The parties therefore acknowledge that the restrictions contained in Section 8 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the additional consideration offered by Executive in binding himself to these restrictions.
9.Termination.
9.1.Either party may, at his or its sole option, terminate this Agreement prior to the expiration of the Consulting Term with or without Cause or Good Reason upon written notice to the other.
9.2.Upon termination of the Consulting Term by either party for any reason, the Company shall reimburse Executive for any pre-approved business expense incurred prior to such termination and for which Executive would be entitled to reimbursement.
9.3.Upon an early termination of the Consulting Term by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), Executive shall be entitled to a lump sum cash payment equal to the Consulting Fees and remaining COBRA

Premiums otherwise payable through the expiration of the Consulting Term but for its early termination. Any amounts payable upon termination shall be paid within fifteen (15) business days of the date of termination. Except as provided in the immediately preceding two sentences, upon any termination of the Consulting Term, the Company shall have no further obligation to Executive under this Agreement and Executive shall be paid through the end of the calendar quarter preceding such termination date.
9.4.Upon an early termination of the Consulting Term by the Company with Cause or by Executive without Good Reason, the Company shall have no obligation to pay Executive any Consulting Fees or COBRA Premiums payable through the expiration of the Consulting Term but for its early termination.
9.5.For purposes of this Agreement, “Cause” shall mean (i) the Executive’s willful failure to perform the Services (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s engagement in illegal conduct, gross misconduct or an act of moral turpitude, which is, in each case, materially injurious to the Company or an affiliate of the Company within the meaning of Rule 12b-2 under the Exchange Act (a “Related Entity”); (iii) Executive’s commission of an act of fraud or dishonesty resulting in actual or potential economic, financial or reputational injury to the Company or a Related Entity; (iv) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) (v) Executive’s willful unauthorized disclosure of Confidential Information (as defined above); or (vi) any material breach of this Agreement by Executive (including, without limitation, the restrictive covenants set forth in Section 8. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.
9.6.For purposes of this Agreement, “Good Reason” shall mean the Company’s material breach of this Agreement, including, without limitation, failure to timely pay the Executive as set forth in Section 4.1 and Section 4.2, or breach of the nondisparagement obligations in Section 10.
9.7.Upon early termination of the Consulting Term for any reason, the obligations of Sections 7.1, 7.2, 10, 11, 12.6, 12.8 and 12.9 shall continue in full force and effect. Upon early termination of the Consulting Term for Cause or without Good Reason, Sections 8.1 and 8.2 shall continue in full force and effect.
10.Mutual Nondisparagement. For a period of three (3) years following the Retirement Date, the parties agree as follows:
10.1.Except as provided in Sections 7.3 and 7.4, Executive agrees that he shall refrain from making, and shall not cause any other person or entity to publicly make, any materially derogatory or damaging statements (verbally, in writing or otherwise) about the Company or its affiliates, the management or the board of directors of the Company or any affiliate, the products, services or business condition of the Company or any affiliate in any public way to anyone who could make those statements public or to customers of, vendors to or counterparties of the Company.
10.2.The Company agrees (i) to refrain from making, and direct its officers and directors to refrain from making any materially derogatory or damaging statements about Executive and (ii) not to direct any other person or entity to publicly make any materially derogatory or damaging statements about Executive. For purposes of this Section 10, statements of the Company shall be limited to statements made by officers and directors (as such terms are used for purposes of Section 16 of the Securities Exchange Act of 1934) of the Company.
10.3.Nothing in this Section 10 shall be construed as preventing any party from testifying truthfully under oath in a deposition or other legal proceeding or filing or governmental investigation.
11.Confidentiality of Agreement. Executive and the Company recognize that the Company will file this Agreement as an exhibit to public securities filings and may also disclose this Agreement and the exhibits hereto as may be required by law or legal proceedings. The parties mutually agree that they, and each of them, will keep the circumstances underlying the negotiation and/or drafting of this Agreement strictly confidential, will not disclose any such information in any way other than as provided herein, and will not make any representation or other communication (orally or in writing) regarding any such information to anyone, for any reason whatsoever, without the express written consent of the other, unless the disclosure, representation or communication: (A) is to counsel or financial or other professional advisors of Executive or the Company, as applicable, and is necessary for the rendition of professional advice to Executive or the Company, as applicable (the restrictions stated in this Section 11 shall automatically apply to the applicable counsel, financial and/or professional advisor, and Executive or the Company, as applicable, shall so advise such attorney, financial and/or professional advisor); (B) if by Executive, is to a member of his immediate family (the restrictions stated in this Section 11 shall automatically apply to such immediate family member and the Executive shall so advise such immediate family member); (C) if by the Company, is to its employees who have a business need to know such information, to any insurer or, consistent with business necessity, to any other individual or entity (the restrictions stated in this Section 11 shall automatically apply to such employees, insurer or any other such individual or entity and the Company shall so advise such individuals or entities); or (D) is for the purpose of enforcing this Agreement or any other agreement between Executive and the Company.
12.Miscellaneous.
12.1.Consideration Period and Option to Revoke. Executive understands that this Agreement includes a release of all claims under the Age Discrimination in Employment Act arising up to and including the date of Executive’s execution of this release. Executive also understands and acknowledges that that he is entitled to consider the terms of this Agreement for up to, and including, twenty-one (21) days after receiving it and that any negotiated changes to the terms of this Agreement will not restart that consideration period. Executive also understands that he may revoke his acceptance of this Agreement within seven (7) days after signing this Agreement by delivering written notice of my revocation to Rena Miller at Rena.Miller@zionsbancorp.com. If Executive revokes his acceptance of this Agreement, Executive will not be eligible for Consulting Fees. If Executive signs this Agreement and does not revoke his acceptance of it, this Agreement will become fully effective and enforceable after the revocation period expires and the eighth day after Executive signs this Agreement will be this Agreement’s “Effective Date.”
12.2.Entire Agreement. Except as provided herein, and excluding the agreements and Awards referenced in Section 5, which shall remain in full force and effect in accordance with their terms except as modified herein, this Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter of this Agreement, including without limitation and for avoidance of doubt the parties’ Zions Bancorporation Change in Control Agreement Senior Executives (3X), dated March 5, 2021. In executing this Agreement, neither Executive nor Company is relying, and have not relied, upon any representation or statement regarding the subject matter, basis or effect of this Agreement that is not set forth in this Agreement. Executive agrees that this Agreement contains all the terms relating to the separation benefits Executive will receive in connection with his separation from employment. Executive acknowledges that he is not being laid off as part of a reduction in force or other group termination program. This Agreement does not affect any vested benefit Executive may have as of the last day of his employment under any pension or other benefit plan, which will continue to be governed by the terms of the applicable plan.
12.3.Amendments. Once fully executed, no provision of this Agreement may be amended or modified by a party unless such amendment or modification is agreed to in writing and signed by both parties.
12.4.Section 409A. It is intended that the payments under this Agreement comply with or qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and this Agreement will be interpreted consistent with such intend. Notwithstanding any other provision of this Agreement, the Company will not be liable to Executive if any payment or benefit under this Agreement fails to be exempt from, or comply with, Section 409A of the Code. For purposes of this Agreement, each amount to be paid hereunder shall be construed as a separate identified payment for purposes of Section 409A. Executive’s Retirement is intended to be a “separation from service” for purposes of Section 409A and will be treated as such by the parties.
12.5.Successors, Assigns and Beneficiaries. Executive understands and agrees that this Agreement inures to the benefit of the Company’s successors and that the Company has the right, without my prior consent, to assign this Agreement to any successor, assignee, parent, affiliate, or subsidiary. Any entity (i) into which the Company is merged or consolidated, (ii) resulting from any merger or consolidation to which the Company is a party, or (iii) succeeding to substantially all of the business of the Company by operation of law or agreement will become the successor to the Company under this Agreement without the execution or filing of any document or any further act. Executive understands and agrees that this Agreement will be binding upon and inure to the benefit of Executive and his heirs, personal representatives, successors, and all other persons he can legally represent. However, Executive recognizes that he may not assign his rights or obligations under this Agreement. Executive acknowledges that the Released Parties may enforce this Agreement as third-party beneficiaries of it to the same and full extent as if they signed the Agreement.
12.6.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
12.7.Arbitration. Any dispute between the parties arising out of or related to this Agreement or any breach of this Agreement, whether the claim arises in contract, tort, or law, will be submitted to arbitration in Utah in accordance with the Comprehensive Arbitration Rules and Procedures of the American Arbitration Association (“AAA”), and the arbitration determination resulting from any such submission will be final and binding on the parties. Judgment on any arbitration award may be entered in any court of competent jurisdiction. Except as set forth in Sections 7.3 or 7.4 of this Agreement, the parties agree that the arbitration will be kept confidential, and the existence of the arbitration, any nonpublic information provided in the arbitration, and any submissions, orders, or awards made in the arbitration (together, the “Confidential Arbitration Information”) will not be disclosed to any non-party except the tribunal, AAA, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure is permitted under Sections 7.3 or 7.4 this Agreement or as may be required to fulfill a legal duty, protect, or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. The Company shall bear all costs of the arbitration, including the arbitrator’s fees and any administrative expenses, except that each party shall be responsible for its/his own attorneys’ fees unless otherwise required by applicable law.
12.8.Right to Injunction. Notwithstanding the foregoing, Executive recognizes that any breach of the restrictive covenants described in Section 8 of this Agreement would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any such restrictive covenant, the Company will be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement, to an injunction to be issued without bond by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any restrictive covenant described in Section 8 of this Agreement, and Executive waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach or to require the Company to post bond or other security during the pendency of such injunction.
12.9.Severability. Except as stated herein, each provision of this Agreement is intended to be construed as separate and independent of every other provision in this Agreement. If any provision in this Agreement is ever determined by a court to exceed the time or scope permitted by applicable law, then such provision will be reformed to the maximum time or scope permitted by law. If any provision is found by a court to be invalid or unenforceable, and cannot be reformed to become enforceable, then such provision will be severed from this Agreement and will not invalidate the remaining portions of this Agreement. Notwithstanding the foregoing, the waiver of demands and claims arising out of Executive’s employment may not be severed from the Company’s obligation to pay Consulting Fees.
12.10.Notices. All notices or communications hereunder shall be in writing, addressed as follows or to such other address as either party may designate from time to time by written notice so given:
To the Company:

Zions Bancorporation, N.A.
Attn: General Counsel
One South Main Street, Suite 1100
Salt Lake City, Utah 84133
zblegal@zionsbancorp.com

To the Executive: At the mailing and personal email address of record in the Company’s personnel files.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) when sent by email to the email address designated above, provided that the sending party does not receive an automatic notification of non-delivery and, if requested by the receiving party, provides reasonable confirmation of transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

12.11.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which will constitute one document. Electronically delivered copies of signature pages to this Agreement, including via DocuSign, shall be treated between the parties as original signatures for all purposes.

12.12.Governing Law. This Agreement is to be construed and interpreted in accordance with the laws of the State of Utah (without giving effect to principles of conflicts of laws) to the extent such laws are not otherwise superseded by the laws of the United States. Notwithstanding the foregoing, the Company and Executive agree and acknowledge that this Agreement is a transaction involving interstate commerce and that the Federal Arbitration Act (Title 9 of the United States Code) governs its interpretation, enforcement and proceeding with respect to arbitration.

12.13.
My signature below indicates that I have read, fully understand, and agree to the terms of this Agreement.
13.

Executive Signature: __/s/ Paul Burdiss____________ Printed Name: ____Paul Burdiss _________ Date: _______December 12, 2025________	ZIONS BANCORPORATION, N.A. By: _____/s/ Harris H. Simmons______________ Printed Name: ___Harris H. Simmons _________ Title: ____Chairman and CEO _____________ Date: ____December 12, 2025 ______________
14.